BRIDGING AGREEMENT


THIS AGREEMENT dated for reference the 1st day of December, 1996.


BETWEEN:

          QLT PHOTOTHERAPEUTICS INC., a British Columbia corporation with executive offices at 520 West
          6th Avenue, Vancouver, British Columbia,
          Canada, V5Z 4H5

          ("QLT-BC")

                                        OF THE FIRST PART

AND:

          QLT PHOTOTHERAPEUTICS INC., a subsidiary of QLT-BC, incorporated in the State of Delaware, and having a business office c/o 520 West 6th
          Avenue, Vancouver, British Columbia, Canada,
          V5Z 4H5

          ("QLT-US")

                                        OF THE SECOND PART

AND:

          AMERICAN HOME PRODUCTS CORPORATION, a Delaware
          corporation, with executive offices at Five
          Giralda Farms, Madison, New Jersey, U.S.A.
          07940

          ("AHP")

                                        OF THE THIRD PART

AND:

          AMERICAN CYANAMID COMPANY, a subsidiary of AHP, incorporated in the State of Maine, with executive offices at One Cyanamid Plaza, Wayne, New Jersey, U.S.A., 07470

          ("ACY")

                                        OF THE FOURTH PART
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                                  -2-

WHEREAS:

A. QLT-BC, QLT-US (together, "QLT") and ACY are parties to a Product Co-Development and Distributorship Agreement dated for reference November 13, 1989, as amended by Amendment No. 1 dated as of January 1, 1991, Amendment No. 2 dated as of January 31, 1991, Amendment No. 3 dated as of August 31, 1991, Amendment No. 4 dated June 30, 1992 and Amendment No. 5 dated August 30, 1994 (the agreement together with amendments collectively the "Co-Development Agreement")

B. The parties desire to terminate the Co-Development Agreement effective October 31, 1996 (the "Effective Date") and to concurrently enter into new arrangements for the distribution and supply of PHOTOFRIN as specifically set forth in the "Distributorship Agreement" and the "Supply Agreement" (both as hereinafter defined);

C. QLT-BC and ACY are parties to an agreement (the "UBC License Continuity Agreement") with The University of British Columbia ("UBC") and David Dolphin ("Dolphin") dated November 13, 1989, which UBC License Continuity Agreement is to be terminated to reflect the parties' new distribution and supply arrangements;

D. QLT-BC and ACY are parties to an agreement (the "HRI License Continuity Agreement") with Health Research, Inc. ("HRI"), which HRI License Continuity Agreement is to be terminated to reflect the parties' new distribution and supply arrangements;

E. QLT-BC and ACY also desire to modify the terms of the following share purchase agreements (collectively, the "Share
Purchase Agreements") pursuant to which ACY acquired shares of QLT-BC:

     (a)  Share Purchase Agreement dated as of December 21, 1987
          (the "1987 Share Purchase Agreement"); and

     (b)  Share Purchase Agreement dated as of November 13, 1989
          (the "1989 Share Purchase Agreement");

F. ACY is a Grandfathered Person as defined in and with respect to the Rights Agreement (the "Rights Agreement") dated as of March 17, 1992 between QLT-BC and Montreal Trust Company, and the parties now wish to confirm the removal of ACY as such a Grandfathered Person pursuant to the Rights Agreement;

G.        QLT, ACY and AHP wish to resolve certain outstanding
matters contemplated by Amendment No. 5 to the Co-Development
Agreement;
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                               -3-


H. The parties desire to enter into this Agreement to provide for such termination and amendment of existing agreements, and for certain other matters in respect of the implementation of their new distribution and supply arrangements;

          NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:


                           SECTION 1.
             INTERPRETATION AND TABLE OF CONTENTS


1.1       Table of Contents

Item                                                        Page

1.        INTERPRETATION AND TABLE OF CONTENTS              3

I.        BRIDGING PROVISIONS                               4

2.        TERMINATION OF EXISTING AGREEMENTS                4
3.        MATTERS REMAINING FROM AMENDMENT NO. 5            4
4.        TERMINATION OF UBC LICENSE CONTINUITY AGREEMENT   6
5.        TERMINATION OF HRI LICENSE CONTINUITY AGREEMENT   6
6.        AMENDMENT OF SHARE PURCHASE AGREEMENTS            6
7.        AMENDMENT OF RIGHTS AGREEMENT                     7

II.       GENERAL PROVISIONS                                7

8.        NOTICES                                           7
9.        GOVERNING LAW                                     7
10.       ENTIRE AGREEMENT                                  7
11.       BINDING EFFECT                                    8


1.2 When used herein the following terms or expressions shall be deemed to have the following meanings:

     (a) "Distributorship Agreement" means the agreement of even date herewith between QLT-BC, QLT-US and ACY.

     (b) "Supply Agreement" means the agreement of even date herewith between QLT-BC, QLT-US, Lederle Laboratories Pharmaceutical Division of American Cyanamid Company ("Lederle") and Lederle Parenterals Inc. ("LPI").
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                                -4-

                         I.  BRIDGING PROVISIONS


                               SECTION 2.
                   TERMINATION OF EXISTING AGREEMENTS

2.1 The Co-Development Agreement, is hereby terminated effective 12:00 midnight on December 1, 1996 (the "Effective
Time").

2.2 Except as otherwise set forth in this Agreement, effective the Effective Time, each of the parties to the Co-Development Agreement, hereby releases and forever discharges all other parties thereto of and from all obligations, including without limitation co-development funding obligations, and any liability whatsoever to such party under the Co-Development Agreement.


                             SECTION 3.
             MATTERS REMAINING FROM AMENDMENT NO. 5
                 TO THE CO-DEVELOPMENT AGREEMENT

3.1 ACY hereby confirms and acknowledges its agreement to the terms of the letter dated December 29, 1995 from QLT to ACY attached to this Agreement as Schedule A providing notice to ACY of QLT s decision to exercise its option to reacquire marketing rights to PHOTOFRIN for all jurisdictions, except those jurisdictions set out therein, pursuant to Section 2.7 of the Co-Development Agreement.

3.2 ACY hereby confirms and acknowledges its agreement to the terms proposed by QLT in the letter dated December 29, 1995 from QLT to ACY attached to this Agreement as Schedule B for the reacquisition by QLT of marketing rights to PHOTOFRIN in the Netherlands in accordance with Section 2.8 of the Co-Development Agreement, as amended. Upon execution of this Agreement by AHP and ACY, QLT shall pay to ACY US$73,400 as full and final compensation for such re-acquisition of marketing rights in the Netherlands, as contemplated by paragraph (e) of the letter attached hereto as Schedule B.

3.3 ACY hereby confirms and acknowledges its agreement to the terms of the letter dated October 7, 1996 from QLT to ACY attached to this Agreement as Schedule C providing notice to ACY of QLT's decision to exercise its option to reacquire marketing rights to PHOTOFRIN for Italy, pursuant to Section 2.7 of the Co-Development Agreement. Upon completion of the transfer of product and marketing rights, within thirty (30) days of completion of such transfer, QLT shall agree to negotiate in good faith compensation to be paid to the Italian subsidiary of AHP as reimbursement for marketing and other expenses.

3.4 In connection with Sections 3.1, 3.2 and 3.3 above, ACY and AHP agree to provide an assignment to QLT-BC of all PHOTOFRIN trademarks, including those listed in Schedule D attached to this Agreement currently registered or applied for in any jurisdiction

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                            -5-


other than Japan within thirty (30) days of the Effective Date.
All costs relating to the filing of such assignments will be the responsibility of QLT.

3.5 In connection with those jurisdictions identified in Sections 3.1, 3.2, and 3.3, ACY and AHP and their respective affiliates will cooperate generally in the orderly transfer of product and marketing rights to QLT or a QLT designee, including the following:

     (a) (transfer of ownership of any regulatory and pricing approvals either received or pending which are required to market PHOTOFRIN in these jurisdictions;

     (b) transfer of technology, data and registration packages for PHOTOFRIN clinical studies and regulatory approvals in these jurisdictions; and

     (c) transfer of existing external or internal market research reports or pricing studies relating to the commercialization of PHOTOFRIN in these jurisdictions.

3.6       Notwithstanding the termination of the Co-Development
Agreement, as amended, to the extent required by regulatory authorities in any jurisdiction included in Sections 3.1, 3.2, and 3.3, ACY and AHP will provide access to personnel and facilities of the relevant jurisdiction to:

     (a) support the preparation of responses to regulatory agencies with respect to pending regulatory filings; and

     (b)  support any pre-approval inspections.

3.7       Costs relating to the activities contemplated by Sections
3.4 and 3.5 shall continue to be the responsibility of QLT and QLT shall reimburse ACY and AHP for the cost of such work within thirty
(30) days after receipt of a valid invoice therefor.

3.8 AHP and ACY agree to use their reasonable commercial efforts to grant the fully paid, perpetual, exclusive license to QLT to manufacture, use and sell Second Generation Products, as such term is defined in the Co-Development Agreement, all as contemplated by Section 25.6 of the Co-Development Agreement as contained in Amendment No. 5 to the Co-Development Agreement, including the transfer of documentation relating to the manufacture of Second Generation Products.


                               SECTION 4.
              TERMINATION OF UBC LICENSE CONTINUITY AGREEMENT


4.1 ACY hereby agrees that, upon QLT obtaining the agreement of UBC and Dolphin to the termination of the UBC License Continuity Agreement, ACY shall consent to such termination and shall execute and deliver any documentation reasonably required by QLT to effect such termination, including the agreement attached as Schedule E.


                         SECTION 5.
       TERMINATION OF HRI LICENSE CONTINUITY AGREEMENT

5.1 ACY hereby agrees that, upon QLT obtaining the agreement of HRI to the termination of the HRI License Continuity Agreement, ACY shall consent to such termination and shall execute and deliver all documentation reasonably required by QLT to effect such termination, including the agreement attached as Schedule F.


                          SECTION 6.
        AMENDMENT OF SHARE PURCHASE AGREEMENTS


6.1 AHP and ACY each acknowledge and confirm that neither shall, as of and from the Effective Time of this Agreement, have any pre-determined right to appoint nominees for election to the board of directors of QLT-BC. Without limiting the generality of the foregoing, Section 8.4 of the 1987 Share Purchase Agreement and
Section 8.2 of the 1989 Share Purchase Agreement, each pertaining to ACY representation on the QLT-BC board, are hereby deleted therefrom in their entirety.

6.2 QLT hereby confirms and agrees that, from and after the Effective Time, any and all contractual restrictions on the transfer of common stock of QLT held by ACY (the "Previously Restricted Stock") that are in effect by virtue of the provisions of the 1987 Share Purchase Agreement or any other agreement between the parties prior to the date hereof, are of no further force or effect. Without limiting the generality of the foregoing, those restrictions on transfer of shares of QLT held by ACY set forth in
Section 10 of the 1987 Share Purchase Agreement are hereby deleted therefrom in their entirety.

6.3 QLT hereby covenants and agrees that, from and after the Effective Time, upon receipt of representations from ACY evidencing compliance with the requirements of Rule 144(k) of the Securities Exchange Act of 1933 with respect to the Previously Restricted Stock, QLT will, in the absence of, or in conjunction with, any sale, agree to remove any legends (the "Restrictive Legends") imprinted on the certificates representing the Previously Restricted Stock and shall issue and deliver to ACY or its transferee replacement certificates therefor without any Restrictive Legend imprinted thereon.

                            SECTION 7.
                  AMENDMENT OF RIGHTS AGREEMENT

7.1 AHP and ACY hereby confirm and agree with QLT that, from and after the Effective Time, notwithstanding the terms of the Rights Agreement with respect to the definition of Grandfathered Person, none of AHP, ACY, or any Affiliate, as such term is defined in the Rights Agreement, of AHP or ACY shall be considered a Grandfathered Person pursuant to the Rights Agreement.


                    II.  GENERAL PROVISIONS



                             SECTION 8.
                              NOTICES


8.1 Any notice expressly provided for under this Agreement shall be in writing, shall be given either in person or by mail, or facsimile and shall be deemed sufficiently given if and when received by the party to be notified at its address first set forth above or if and when mailed by certified mail, postage prepaid, addressed to such party at such address. Either party may, by notice to the other, change its address for receiving such notices.


                             SECTION 9.
                           GOVERNING LAW


9.1 This Agreement shall be deemed to have been made in the State of New York, U.S.A., and shall be construed in accordance with and governed by the law of New York without regard to the conflicts of laws of such state.


                              SECTION 10.
                          ENTIRE AGREEMENT


10.1 This Agreement constitutes the entire agreement between the parties with reference to the subject matter hereof and supersedes any prior agreements with respect to such subject matter, and may not be changed or modified orally, but only by an instrument in writing, signed by the parties, which states that it is an amendment to this Agreement. The invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision.

                               SECTION 11.
                             BINDING EFFECT


11.1 This Agreement shall enure to the benefit of and be binding upon the parties and any of their respective subsidiaries which may succeed to or control any of the assets necessary to the due performance hereof.


IN WITNESS WHEREOF this Agreement has been executed as of the date first written above.


QLT PHOTOTHERAPEUTICS INC.
(a British Columbia Corporation)


By:  /s/ Kenneth Galbraith
Name:  Kenneth Galbraith
Title: Senior Vice President


QLT PHOTOTHERAPEUTICS INC.
(a Delaware Corporation)


By:  /s/ Kenneth Galbraith
Name:  Kenneth Galbraith
Title: Senior Vice President


AMERICAN HOME PRODUCTS CORPORATION


By:  /s/ Gerald A. Jibilian
Name:  Gerald A. Jibilian
Title: Vice President


AMERICAN CYANAMID COMPANY


By:  /s/ Gerald A. Jibilian
Name:  Gerald A. Jibilian
Title: Vice President